Exhibit 99.1

Harbin Electric Announces Record Date for Annual Shareholders Meeting

Friday October 13, 9:00 am ET

HARBIN, China, Oct. 13 /Xinhua-PRNewswire-FirstCall/ -- Harbin Electric, Inc. (the “Company”) (OTC Bulletin Board: HRBN - News), announced today that the Company’s Annual Meeting of Shareholders will be held on Friday, November 17, 2006 at 11 a.m. in the Company’s U.S. offices at 2 Penn Center, Philadelphia, PA in the 2nd floor Conference Room. The Company also announced that the Board of Directors of the Company has fixed the close of business on October 18, 2006 as the record date for the annual meeting.

About Harbin Electric, Inc.

Harbin Electric, Inc. designs, develops and manufactures linear motors and special electric motors. With proprietary technology and core patents, the Company builds a wide array of customized linear motors and other special motor for a variety of applications and industries. The Company currently designs and supplies its motor products and systems to numerous end users throughout the Chinese domestic market, as well as, to other industrial OEM customers overseas. Industry applications for linear motors include oilfield services, conveyor systems, factory automation, packaging equipment, as well as mass transportation systems. The Company is based in Harbin, China along with its wholly-owned subsidiaries. The Company has 223 employees with approximately 200,000 square feet of state-of-the-art manufacturing space. For further information, please see our filings with the Securities and Exchange Commission (http://www.sec.gov ).

For more information, please contact:

Barry L. Raeburn
EVP Finance & Corporate Development
Tel: +1-215-854-8104
Email: info@HarbinElectric.com

In China:
Chungang Xia
Corporate Secretary / China PR
Email: mainlandIR@HarbinElectric.com

Source: Harbin Electric, Inc.